EXHIBIT 99











                     SDW HOLDINGS CORPORATION
                     2700 Westchester Avenue
                  Purchase, New York 10577-2554


                                          FOR IMMEDIATE RELEASE


          Purchase, New York, July 30, 1997. On July 30, 1997, SDW Holdings Corporation, an indirect majority-owned subsidiary of Sappi Limited, entered into a Merger Agreement with SDW Acquisition II Corporation, also an indirect subsidiary of Sappi Limited, which was approved by the holders of a majority of the outstanding shares of common stock of SDW Holdings and SDW Acquisition. Pursuant to the Merger Agreement and subject to the satisfaction or waiver of certain important conditions, SDW Acquisition will be merged with and into SDW Holdings, with SDW Holdings continuing as the surviving corporation in the Merger. It is expected that the Merger will be consummated on or about September 5, 1997; however, there can be no assurance that the conditions to the Merger will be satisfied or waived.

          Under the terms of the Merger, each issued and outstanding share of SDW Holdings common stock (other than shares held by Sappi Limited and its affiliates and certain shares which Sappi Limited has the right to acquire) will be converted into the right to receive $17.60 per share in cash. As a result, each outstanding Class A Warrant of SDW Holdings will become exercisable for $5.2708 in cash, and each outstanding Class B Warrant will become exercisable for $17.60 in cash, in each case upon payment of the exercise price and satisfaction of the other terms and conditions of the related warrant agreement. Additionally, each issued and outstanding share of SDW Holding's 15% Senior Exchangeable Preferred Stock will remain outstanding, without amendment.

          As a result of the Merger, Sappi will indirectly own or have the right to acquire 100% of SDW Holdings' common equity.

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